Exhibit 99.1

Aerie Pharmaceuticals Announces Agreement to Acquire Avizorex Pharma, S.L. to Advance its Dry Eye Program

Company Plans to Commence Phase 2b Study in Dry Eye Subjects in Late 2020

DURHAM, N.C., November 18, 2019 — (BUSINESS WIRE) — Aerie Pharmaceuticals, Inc. (NASDAQ:AERI) (“Aerie”), an ophthalmic pharmaceutical company focused on the discovery, development and commercialization of first-in-class therapies for the treatment of patients with open-angle glaucoma, retinal diseases and other diseases of the eye, today announced the signing of an agreement (the “Agreement”) for the acquisition of Avizorex Pharma, S.L. (“AVX Pharma” or “AVX”), a Spanish ophthalmic pharmaceutical company developing therapeutics for the treatment of dry eye disease.

AVX completed a Phase 2a study in dry eye subjects earlier this year with its lead product candidate, AVX-012. The active ingredient in AVX-012 is a potent and selective agonist of the TRPM8 ion channel, a cold sensor and osmolarity sensor that regulates ocular surface wetness and blink rate. By stimulating these processes in a physiological manner, TRPM8 agonists have the potential to restore tear film stability and reduce discomfort in patients with dry eye. Positive results from the Phase 2a study support the therapeutic potential of AVX-012 to treat signs and symptoms of dry eye and Aerie is planning to initiate a larger Phase 2b study in late 2020.

“This acquisition bolsters our pipeline with a clinical-stage dry eye product candidate, and we are excited to expand our footprint in ophthalmology. This product has a novel mechanism-of-action for treating dry eye and we believe that, if approved, it could nicely complement the currently approved drugs for this indication. Since the majority of our efforts in 2020 will be focused on supportive non-clinical studies, we do not currently expect to meaningfully increase our R&D expenditures next year,” said Vicente Anido, Jr., Ph.D., Chairman and Chief Executive Officer at Aerie.

AVX Pharma President and Chief Executive Officer Patrick Tresserras added, “We are thrilled that this transaction will accelerate the development of AVX-012 towards later stage clinical trials. Aerie, as a unique ophthalmology focused company with a track record of developing and commercializing ophthalmic drugs, is well positioned to fulfill our vision of addressing this indication from a new mode of action for the benefit of millions of patients suffering from dry eye disease.”

Under the terms of the Agreement, Aerie will acquire AVX Pharma in an all-cash transaction. Aerie will make an upfront payment of $10 million, subject to customary adjustments, and AVX Pharma shareholders will be eligible to receive additional payments subject to achievement of certain clinical and regulatory performance milestones, plus royalties on net sales of approved products from AVX Pharma’s development pipeline. In addition to AVX-012, Aerie will also be acquiring rights to other compounds targeting TRPM8. The parties expect to close the acquisition before the end of the year pending the completion of certain pre-closing obligations.

Additional information regarding today’s announcement can be found in Aerie’s corporate slide presentation which is available at http://investors.aeriepharma.com.

About Avizorex Pharma, S.L.

AVX Pharma is a Spanish ophthalmic pharmaceutical company founded in 2013 by Patrick Tresserras and Professor Carlos Belmonte, as a spin-off company of the University Miguel Hernandez de Elche, focused on developing novel therapies for dry eye syndrome. AVX’s technology originated from research conducted by Professor Carlos Belmonte at the Institute of Neurosciences in Alicante involving the role of temperature-sensitive neurons in tear film regulation. The Company, backed by Inveready Innvierte Biotech II as lead investor, completed a Phase 2a study in dry eye disease subjects in 2019 with its lead product candidate, AVX-012.

About Aerie Pharmaceuticals, Inc.

Aerie is an ophthalmic pharmaceutical company focused on the discovery, development and commercialization of first-in-class therapies for the treatment of patients with open-angle glaucoma, retinal diseases and other diseases of the eye. Aerie’s first product, Rhopressa® (netarsudil ophthalmic solution) 0.02%, a once-daily eye drop approved by the U.S. Food and Drug Administration (“FDA”) for the reduction of elevated intraocular pressure (IOP) in patients with open-angle glaucoma or ocular hypertension, was launched in the United States in April 2018. In clinical trials of Rhopressa®, the most common adverse reactions were conjunctival hyperemia, corneal verticillata, instillation site pain, and conjunctival hemorrhage. More information about Rhopressa®, including the product label, is available at www.rhopressa.com. Aerie’s second product for the reduction of elevated intraocular pressure in patients with open-angle glaucoma or ocular hypertension, Rocklatan® (netarsudil and latanoprost ophthalmic solution) 0.02%/0.005%, the first and only fixed-dose combination of Rhopressa® and the widely-prescribed PGA (prostaglandin analog) latanoprost, has been approved by the FDA and is now available in the United States. In clinical trials of Rocklatan®, the most common adverse reactions were conjunctival hyperemia, corneal verticillata, instillation site pain, and conjunctival hemorrhage. More information about Rocklatan®, including the product label, is available at www.rocklatan.com. Aerie continues to focus on global expansion and the development of additional product candidates and technologies in ophthalmology, including for wet age-related macular degeneration and diabetic macular edema. More information is available at www.aeriepharma.com.

Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “exploring,” “pursuing” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements in this press release include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: our completion of the acquisition of Avizorex Pharma, S.L., the success, timing and cost of studies relating to its product candidates and our ability to recognize growth opportunities in connection with the acquisition, our expectations regarding the development, approval, commercialization and manufacturing of any dry eye product as a result of this acquisition and our expected R&D expenditures for 2020. By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics, industry change and other factors beyond our control, and depend on regulatory approvals and economic and other environmental circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. We discuss many of these risks in greater detail under the heading “Risk Factors” in the quarterly and annual reports that we file with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contacts

Media: Tad Heitmann 949-526-8747; theitmann@aeriepharma.com

Investors: Ami Bavishi 908-947-3949; abavishi@aeriepharma.com